LOI TWR·A·0913·001

To:
Indo Global Exchange (s)   (or any other name)
Menara Standard Chartered
Kav  134

Jakarta

Attention: John O'shea

Re: Letter of Intent EightyEight@Kasablanka, Tower A

Dear Mr. John O'Shea

Subject to Contract and Availability

Thank you for your interest to lease an office space at EightyEight@Kasablanka, Tower A, we have outlined below in this Letter of Intent with the terms and conditions mutually agreed  by both parties as follows:

1.	Name and Address of Building	EightyEight@Kasablanka (Tower A)

2.	Premises	29 Floor, Unit C

3.	Lease Term	36 months from the Lease Commencement Date

4.	Lease Commencement Date	1 – November – 2013

5.	Lease Expiry Date	31 – October – 2016

6.	Handover Date for Fit Out	21 – October – 2013

7.	Fit Out Period	2 (two) weeks, commencing from 21 October 2013 as shall expire on 31 October 2013

During fit out period, shall be free form Rent and Service Charge. However, electricity shall be charged based on consumption

.
The Lessee and/or its appointed contractor shall comply with the Tenancy Fit Out Guide provided by the Lessor.  All fit out plans shall be submitted by the Lessee and approved by the Lessor prior to construction.

If the fit-out is completed early. Lessee may take early occupancy with prior notice to Lessor and pay rental and service charge proportionally.

8.	Base Rent
	a. Rate	US$ 24/sqm/month
	b. Payment Terms	Quarterly in advance

9.	Service Charge
	a. Rate	Rp 35.000,00/sqm/month (subject to review)
	b. Payment Terms	Quarterly in advance
c. Service Charge Components
- Includes building maintenance, cleaning common areas. 24 hours security and standard building services during normal office hours.
- Electricity for Air Conditioner (AC), lighting and power outlet is separately metered and charged accordingly.

- Electricity shall be paid to the Lessor according to the policy determined by Building Management.  Rate of the electricity shall be charged based on electricity usage, capacity cost/abonement, PPJU and surcharge 5% (five percent).

- The Lessor will provide KWH meter per unit within the premises
10.	Taxation
Base Rent and Service Charge are subject to 10% (ten percent) Value Added Tax and subject to 10% (ten percent) Withholding Tax, or such other percentage as may be determined from time to time by the regulatory authorities.

The Value Added Tax shall be borne by the Lessee.

The Withholding Tax is deductible from the principal amount by the Lessee and the Lessee shall give a receipt of the Withholding Tax payment which is legalized by the Lessee's finance department to the Lessor.

11.	Security Deposit	3 (three) month Base Rent + 3 (three) months Service Charge.
The Security Deposit shall be paid upon signing this Letter of Intent.
This Security Deposit will be fully refundable, without interest, upon the Lease Expiry provided that the Lessee has complied with all terms and conditions of the Lease Agreement.

12.	Parking
parking space will be available at the following rate:
-       Reserved parking space of Rp 10,00,000.000 per car per year (excluded VAT).  Payable annually inadvance.
-       Unreserved parking space(s) of Rp 3,960.000, - per car per eyar (excluded VAT).  Payable annually inadvance

The above parking rates are subject to review from time to time by the Building Management.
Additional parking space requirement will be subject to space availability.
The Lessee agrees that parking space allocation shall be in accordance with the parking policy of Building Management.
13.	Telephone	Telephone line(s) deposit of Rp 2,500,000.00 per line and a telephone installation cost of Rp 600,000.00 per line.
IDD (International Direct Dial) line(s) deposit of Rp 5,000,000.00 per line and an installation cost of Rp 600,000.00 per line.

The telephone deposit will be fully refundable, without interest, at the Lease Expiry Date, provided that the Lessee has paid all invoices and comply with all terms and conditions of the Lease Agreement.

The telephone installation cost is onetime payment and non-refundable.
The telephone deposit and telephone installation charges shall be payable upon confirmation of telephone numbers.
14.	Building's Standard Office Hours:	Monday – Friday: 07:00 – 19:00 Saturday : 07:00 – 13:00 (excluding Sunday and public holidays)
15.	Overtime Charges	There will be no overtime charge because the electricity consumption for AC and lighting will be separately metered.

Additional Services (optional):
Beyond the Building operation hours and Sunday/public holidays, additional services required by Lessee such as:
a.  Air conditioner (AC) in the common corridor.
b.  General lighting in the common corridor.
c.  Cleaning serice officer for the floor/toilet.
Shall be provided by the Building Management, with prior written notice to the Building Management and subject to additional services charges about of Rp 250,000. – per hour/ten/floor.

16.	Standard Specification
- Ceiling: Standard ducting, ceiling and lighting will be provided by the Landlord.
- Floor: structural slab.
- Curtain wall: Double glazed curtain wall Electricity capacity: ±110 - ±120 VA/sqm.
- The Lessee is able to add electricity capacity power required which costs are borne by the Lessee. The additional capacity power will be charge Rp 1,200.00/VA.
- Access Card; The ratio for Lift Lobby Access Card is 1 (one) for every 10 (ten) sqm leased. For additional access card, the cost is Rp 100,000 exclude VAT.

17.	Use of Demised Premises	The demised premises shall be exclusively use as office.

18.	Lease Agreement	The Lessor will provide standard Lease Agreement upon signing of this Letter of Intent. The Lease Agreement shall be signed by both parties prior to handover date for fit out.
19.	Booking Deposit
a.  3 (three) months Base Rent + 3 (three months Service Charge as Booking Deposit to confirm the Lessee's intention.
b.  The Booking Deposit payable above shall be converted into Security Deposit upon commencement of Rent.
c.  Further to the above intention which is subject to contract, the Lessee acknowledge that once this Letter of Intent has been accepted by the Lessor, the Booking Deposit payable herein will become nonrefundable and becomes the right of the Lessor if for whatsoever reason the Lessee does not proceed with the Lease and execute the Lease Agreement.

20.	Other Conditions
This Letter of Intent shall be valid until 23 September 2013.
If the Letter of Intent has not been signed and send to the Landlord prior the date above, then this Letter of Intent shall become null and void.

Please confirm your intention ot lease the premises by signing and returning this Letter of Intent together with the Security Deposit of US$ 8.568 + Rp. 12.495.000,

The Landlord Bank details are: -

PT ELITE PRIMA HUTAMA
Bank Mandiri
Cabang Iskandarsyah – Jakarta
No. 126 000 290 8670 (IDR)
No. 126 000 616 4999 (USD)

Yours sincerely,	I hereby confirm and accept the above terms and conditions of this letter of Intent,
PT Elite Prima Hutama	Indo Global Exchange(s)

/s/ Irma Kunia	/s/John O'shea
Irma Kunia Marketing Manager	John O'shea CEO